CONTACT:	NEWS RELEASE

John Byczkowski, FHLB Cincinnati	FOR IMMEDIATE RELEASE

513-852-7085 (office) or 513-382-7615 (cell)	February 18, 2016

FHLB CINCINNATI ANNOUNCES 2015 RESULTS

Cincinnati, Ohio – The Federal Home Loan Bank of Cincinnati (the FHLB) today released unaudited financial results for the year ended December 31, 2015. The FHLB expects to file its 2015 Form 10-K with the Securities and Exchange Commission on or about March 17, 2016.
Operating Results and Profitability

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Net income for 2015 was $249 million and return on average equity (ROE) was 4.90 percent, which was relatively stable compared to net income of $244 million and ROE of 4.93 percent for 2014. For the fourth quarter of 2015, net income was $63 million and ROE was 4.81 percent, compared to net income of $64 million and ROE of 5.14 percent for the same period of 2014.

Balance Sheet Highlights

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Total assets at December 31, 2015 were $118.8 billion, which was an increase of $12.2 billion (11 percent) from year-end 2014. Mission Asset Activity – comprising major activities with members including Advances, Letters of Credit, and the Mortgage Purchase Program – was $101.0 billion at December 31, 2015, an increase of $5.7 billion (six percent) from year-end 2014.

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The balance of investments at December 31, 2015 was $37.4 billion, an increase of $11.3 billion (44 percent) from year-end 2014. The increase was primarily driven by higher short-term investments used for liquidity.

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The balance of Consolidated Obligations at December 31, 2015 was $112.3 billion, an increase of $11.9 billion (12 percent) from year-end 2014, which supported the increased liquidity position at the end of 2015.

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Capital adequacy substantially exceeded all minimum regulatory requirements. On December 31, 2015, GAAP capital stood at $5.2 billion, an increase of $0.2 billion (five percent) from year-end 2014. The GAAP and regulatory capital-to-assets ratios were 4.36 percent and 4.40 percent, respectively, at December 31, 2015.

Housing and Community Investment

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The FHLB contributed $28 million in 2015 to the Affordable Housing Program (AHP) pool of funds to be awarded to members in 2016. Since the AHP's inception, the FHLB has awarded nearly $582 million in subsidies towards the creation of over 74,000 units of affordable housing.

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The FHLB awarded more than $1 million in 2015 through two of its voluntary housing programs. These programs provide grants to cover accessibility rehabilitation and emergency repairs for special needs and elderly homeowners, and for the replacement or repair of homes damaged or destroyed by natural disasters within the Fifth District.

Dividend
The FHLB paid its stockholders a cash dividend on December 17, 2015 at a 4.00 percent annualized rate, which was 3.59 percentage points above the fourth quarter average 3-month LIBOR. The average quarterly dividend paid for the year was 4.00 percent.

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The Federal Home Loan Bank of Cincinnati is a AA+ rated regional wholesale cooperative bank. The FHLB provides members with valuable products and services (primarily Advances, which are a readily available, low-cost source of funds, purchases of certain mortgage loans from members, and issuance of Letters of Credit to members) and a competitive return through quarterly dividends on their capital investment in the FHLB. The FHLB funds these products and services by raising private-sector capital from member-stockholders and, with the other Federal Home Loan Banks (FHLBanks) in the FHLBank System, issuing high-quality debt in the worldwide capital markets. The FHLB also funds community investment programs that help its members create affordable housing and promote community economic development. The FHLB has 699 member-stockholders located in the Fifth FHLBank District of Kentucky, Ohio and Tennessee. The FHLBank System was chartered in 1932 by the U.S. Congress to promote housing finance. Each FHLBank is wholly owned by its member institution stockholders.

This news release may contain forward-looking statements that are subject to risks and uncertainties that could affect the FHLB’s financial condition and results of operations. These include, but are not limited to, the effects of economic and financial conditions, legislative or regulatory developments concerning the FHLBank System, financial pressures affecting other FHLBanks, competitive forces, and other risks detailed from time to time in the FHLB’s annual report on Form 10-K and other filings with the Securities and Exchange Commission. The forward-looking statements speak as of the date made and are not guarantees of future performance. Actual results or developments could differ materially from the expectations expressed or implied in the forward-looking statements, and the FHLB undertakes no obligation to update any such statements.

The Federal Home Loan Bank of Cincinnati
Financial Highlights (unaudited)
Dollars in millions

SELECTED BALANCE SHEET ITEMS

	December 31, 2015	December 31, 2014	Percent Change (2)
Total assets	$118,797	$106,640	11%
Advances (principal)	73,242	70,299	4
Mortgage loans held for portfolio (principal)	7,758	6,796	14
Total investments	37,356	26,007	44
Consolidated Obligations:
Discount Notes	77,199	41,232	87
Bonds	35,105	59,217	(41)
Total Consolidated Obligations	112,304	100,449	12
Mandatorily redeemable capital stock	38	63	(40)
Capital stock	4,429	4,267	4
Total retained earnings	765	689	11
Total capital	5,181	4,939	5
Regulatory capital (1)	5,232	5,019	4

Capital-to-assets ratio (GAAP)	4.36%	4.63%
Capital-to-assets ratio (Regulatory) (1)	4.40	4.71

OPERATING RESULTS

	Three Months Ended December 31,			For the Years Ended December 31,
	2015	2014	Percent Change (2)	2015	2014	Percent Change (2)
Total interest income	$260	$225	16%	$957	$908	5%
Total interest expense	177	145	22	635	591	7
Net interest income	83	80	4	322	317	2
Provision for credit losses	—	1	NM	—	—	NM
Non-interest income	7	9	(22)	30	23	32
Non-interest expense	20	17	17	75	68	11
Affordable Housing Program assessments	7	7	(2)	28	28	1
Net income	$63	$64	(2)	$249	$244	2

Return on average equity	4.81%	5.14%		4.90%	4.93%
Return on average assets	0.22	0.25		0.24	0.24
Net interest margin	0.29	0.31		0.31	0.31
Annualized dividend rate	4.00	4.00		4.00	4.00
Average 3-month LIBOR	0.41	0.24		0.32	0.23

(1)	Regulatory capital includes capital stock, mandatorily redeemable capital stock (classified as a liability) and retained earnings.

(2)
Amounts used to calculate the change column are based on dollars in thousands. Accordingly, recalculations based upon the disclosed amounts (millions) may not produce the same results. Changes of 100% or greater are shown as “NM” (not meaningful).

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